Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Hotel101 Global Holdings Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value $0.0001 per share	(1)	Other	11,701,619	$6.99	$81,794,316.81	0.0001381	$11,295.80

Total Offering Amounts:						$81,794,316.81		11,295.80
Total Fee Offsets:								0.00
Net Fee Due:								$11,295.80

__________________________________________
Offering Note(s)

(1)	The amount being registered shall also include any additional Shares which may be offered as a result of stock splits, stock dividends or similar transaction in accordance with Rule 416(a) under the Securities Act.

Calculated in accordance with Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per ordinary share and proposed maximum aggregate offering price are based on the average of the high and low prices of the Registrant’s ordinary shares as reported on the Nasdaq Capital Market on December 9, 2025.